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EMPLOYMENT AGREEMENT

    This Employment Agreement (the "Agreement") is entered into as of July 25, 2001 (the "Effective Date"), by and between Internap Network Services Corporation (the "Company"), and Anthony C. Naughtin ("Executive") (collectively the "Parties").

RECITALS

    WHEREAS, Executive has been employed by Company as Chief Executive Officer, and Executive and the Company now wish to redefine their employment relationship on the terms stated herein;

    NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, and other consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

AGREEMENT

    1.  Transition Date. The parties agree that effective as of July 25, 2001 (the "Transition Date"), Executive will resign from his position as Chief Executive Officer of the Company, and from all other corporate offices he then holds with the Company and any of its subsidiaries, other than as described in this Agreement.

    2.  Transition Assignment and Period. Executive will provide services to the Company as an employee member of the Company's Board of Directors for one (1) year from the Transition Date (the "Transition Period"), on which date Executive's employment with the Company will terminate (the "Separation Date"). Executive agrees to provide services to the Company at the direction of the Chairman of the Company's Board of Directors, and that he will have no authority on behalf of the Company except pursuant to such directions.

    3.  Compensation. During the Transition Period, Executive shall receive a base salary of two hundred ninety-seven thousand five hundred dollars ($297,500), less deductions and withholdings (the "Base Salary"), for the first six (6) months of the Transition Period, and fifty percent (50%) of the Base Salary thereafter until the Separation Date. Executive will be eligible to receive seven-twelfths (7/12) of his discretionary 2001 bonus, which will be paid out solely at the discretion of the Company's Board of Directors. Executive will not be eligible to receive any other bonus payments during or with respect to the Transition Period; provided, however, that it is agreed that nothing in this Agreement will affect the receipt by Executive of his year 2000 bonus, as determined in the sole discretion of the Company's Board of Directors.

    4.  Vacation Eligibility. Executive will accrue vacation and holiday pay during the Transition Period at the same rate as prior to the Transition Date for the first six (6) months of the Transition Period, and at fifty percent (50%) of his accrual rate thereafter until the Separation Date.

    5.  Benefits. Executive will be eligible for standard Company benefits to the extent permitted by and in accordance with the terms of the Company plans governing those benefits. From and after such time as the Company determines that Executive is no longer eligible for coverage as an employee under the Company's health insurance plan, Executive will be eligible for continued group health insurance benefits at his own expense to the extent provided by the federal COBRA law or any other applicable law. Should Executive elect COBRA coverage at any time prior to the Separation Date, as part of this Agreement the Company will pay Executive's COBRA premiums through that date.

    6.  Stock Options. Executive's stock options will continue to vest according to the terms of his stock option agreements, and the applicable stock option plan, until the Separation Date. Executive will then have until the close of market ninety (90) days after the Separation Date to exercise any option shares that are vested as of the Separation Date. The Company makes no representations or warranties regarding the tax status or treatment of Executive's stock options after the Transition Date, and Executive is hereby advised to consult an independent professional in this regard.

    7.  T1 Line. Executive currently has a T1 line installed in his house that the Company provides to him free of charge. Executive will continue to have this T1 line through the Separation Date, after which time he has the option of canceling the T1 line or compensating the Company for it at the then-prevailing market rate.

    8.  Other Compensation or Benefits. Executive will not receive from the Company any additional compensation (including but not limited to salary, bonuses or stock option grants), severance or benefits after the Transition Date, except as expressly provided in this Agreement.

    9.  Company Policies and Procedures. As an employee of the Company, Executive will be expected to abide by all of the Company's policies and procedures during the Transition Period. The general employment policies and procedures of the Company shall also govern Executive's employment relationship with the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement shall control.

    10. Termination. During the Transition Period, Executive's employment will remain at will. Either Executive or the Company may terminate the employment relationship at any time and for any reason, with or without Cause (defined below) or advance notice. In the event that Executive's employment is terminated without Cause, Executive shall receive salary continuation until the Separation Date in the manner provided in paragraph 3, above. In the event that Executive resigns from his employment or Executive's employment is terminated for any reason other than by the Company without Cause, the payments and benefits provided in this Agreement will immediately cease upon such event.

    11. Cause. For the purposes of this Agreement, Cause shall mean any of the following: (i) theft, dishonesty, or falsification of the Company's documents or records; (ii) participation in a fraud or act of dishonesty against the Company; (iii) any action taken in bad faith which has a detrimental effect on the Company's reputation or business; (iv) failure or inability to perform any reasonable assigned duties during the Transition Period that is not remedied within forty-five (45) days of the Company's written notice of such failure or inability; (v) material breach of this Agreement that is not remedied within forty-five (45) days of the Company's written notice of such breach, (vi) any violation of the Company's written policies constituting gross misconduct that adversely and demonstrably affects the Company's business or reputation, (vii) any intentional violation by Executive of the his Employee Confidentiality, Non-Raiding and Non-Competition Agreement that is not remedied within fourteen (14) days of written notice of such breach from the Company; or (viii) conviction (including any plea of guilty or nolo contendere) of any felony or crime involving dishonesty. Executive's physical or mental disability or death shall not constitute Cause hereunder.

    12. Employee Confidentiality, Non-Raiding and Non-Competition Agreement. Executive hereby acknowledges his continuing obligations under the Employee Confidentiality, Non-Raiding and Non-Competition Agreement (Exhibit A hereto) at all times hereafter, including but not limited to all times during and after the Transition Period. Among other obligations in said agreement, Executive agrees not to use or disclose, at any time, any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

    13. Confidentiality. The provisions of this Agreement will be held in strictest confidence by Executive and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Executive may disclose this Agreement to his immediate family and any lender that requests that he provide information about his income; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to its investors or potential investors and as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Executive will not disclose the provisions of this Agreement to any current or former Company employee or any other Company personnel.

    14. Public Statements. Notwithstanding the provisions of paragraph 13 above, and subject to the restrictions of paragraph 18 below, the Company may issue a statement or make other public comment on Executive's transition employment, at its sole discretion. Executive agrees to refrain from making any statement to any press or media representative, or other third party, regarding his transition employment arrangement, or any other matter pertaining to the Company's business affairs, absent written authorization from the Chairman of the Board.

    15. Indemnification. That certain Indemnification Agreement by and between the Company and Executive dated July 22, 1999, (the "Indemnification Agreement") will be unaffected by this Agreement. A copy of the Indemnification Agreement is attached hereto as Exhibit B.

    16. Expense Reimbursements. Pursuant to its regular business practice, the Company will reimburse Executive for reasonable business expenses incurred during the Transition Period, provided that such expenses are routinely reimbursed for senior executives of the Company and Executive complies with standard Company requirements relating to expense reimbursement, including but not limited to requirements regarding verification of expenses. Within ten (10) business days after the Separation Date Executive will submit his final documented expense reimbursement statement reflecting all business expenses he has incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.

    17. Return of Company Property. On the Separation Date Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

    18. Nondisparagement. Both Executive and the Company (by its officers and directors) agree not to disparage the other party, and the other party's officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that both Executive and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

    19. Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that may arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Seattle, Washington, and conducted by Judicial Arbitration & Mediation Services, Inc. ("JAMS") under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall not terminate any compensation or benefits provided hereunder pending the outcome of such arbitration; provided, however, that in the event the Company prevails in such arbitration on any claim resulting in the termination of such compensation and/or benefits, Executive will be liable to the Company for an amount equal to the compensation and value of benefits Executive received hereunder from the earliest date of the conduct giving rise to said claim(s) until the date of the arbitration award.

    20. Entire Agreement. This Agreement, including all exhibits, Executive's stock option agreements, and the stock option plan applicable to Executive's stock option agreements, constitute the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to the subject matters hereof. It supersedes and merges any and all agreements entered into by and between the Parties. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Executive and the Chairman of the Board of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.

    21. Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.

    22. Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington, without regard to conflicts of laws.

    23. Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court or arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

    24. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument.

    25. Construction. This Agreement will be deemed drafted by both parties, and shall not be construed against either party as the drafter of the document.

    In Witness Whereof, the Parties have executed this Agreement effected as of the day and year first above written.

/s/ ANTHONY NAUGHTIN ANTHONY NAUGHTIN

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ EUGENE EIDENBERG Eugene Eidenberg Chief Executive Officer

EXHIBIT A Employee Confidentiality, Non-Raiding and Non-Competition Agreement
 EXHIBIT B Indemnification Agreement

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EMPLOYMENT AGREEMENT